As filed with the Securities and Exchange Commission on May 26, 2016
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

WAFERGEN BIO-SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	90-0416683
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

34700 Campus Drive
Fremont, CA 94555
(Address of principal executive offices)

WaferGen Bio-systems, Inc. 2008 Stock Incentive Plan, as amended

Inducement Restricted Stock Unit Award and Nonstatutory Stock Option
Agreements issued to Rolland Carlson on May 12, 2015
(Full title of the plans)

Michael P. Henighan
Chief Financial Officer
34700 Campus Drive
Fremont, CA 94555
(510) 651-4450
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Mark R. Busch
K&L Gates LLP
214 North Tryon Street, Suite 4700
Charlotte, NC 28202
(704) 331-7440

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

_______________________________
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum Offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
2008 Stock Incentive Plan Common Stock, $0.001 par value per share	2,500,000	$0.99 (2)	$2,475,000	$249.23
Restricted Stock Unit Award Agreement Issued on May 12, 2015 Common Stock, $0.001 par value per share	50,000	$0.99 (2)	$49,500	$4.98
Nonstatutory Stock Option Agreement Issued on May 12, 2015 Common Stock, $0.001 par value per share	150,000	$3.78 (3)	$567,000	$57.10
Total Registration Fee	2,700,000	$1.145	$3,091,500	$311.31

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.

(2)
Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the Nasdaq Capital Market on May 25, 2016.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act, and based upon the per share exercise price of such options.

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) in order to register an additional 2,500,000 shares of common stock, par value $0.001 per share (“Common Stock”), of WaferGen Bio-systems, Inc. (the “Registrant”), which may be offered or sold to participants under the WaferGen Bio-systems, Inc. 2008 Stock Incentive Plan (the “Plan”), to register 50,000 shares of Common Stock which have been granted under an inducement restricted stock unit award agreement and to register 150,000 shares of Common Stock which have been granted under a nonstatutory stock option agreement. The Registrant has previously registered on Forms S-8 (File Nos. 333-152597, 333-164558, 333-170029, 333-180287, 333-196534 and 333-200684) an aggregate of 1,214,589 shares of Common Stock, as adjusted for reverse stock splits in August 2013 and June 2014, issuable pursuant to the Plan. The additional 2,500,000 shares of Common Stock authorized for issuance under the Plan and being registered hereunder were approved by the Registrant’s stockholders at an annual meeting of stockholders held on May 25, 2016. Following the filing of this Registration Statement, there will be an aggregate of 3,714,589 shares of Common Stock registered and authorized for issuance pursuant to the Plan. Pursuant to General Instruction E to Form S-8, the contents of registration statement No. 333-152597 are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those Items of Form S-8 containing new information not contained in registration statement No. 333-152597 are presented herein.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(A) PROSPECTUS

The information required by this Part I (Items 1 and 2) is omitted from this registration statement in accordance with Rule 428(b)(1) of the Securities Act, and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
The following documents previously filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)    The Registrant’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2015, which includes audited consolidated financial statements for the fiscal year ended December 31, 2015.

(b)    The description of the Registrant’s Common Stock contained in the Registrant’s Statement on Form 8-A, filed with the SEC pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on August 19, 2014, including any further amendment or report filed hereafter for the purpose of updating such description of the Registrant’s Common Stock.

(c)    All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the audited financial statements described in (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in this Registration Statement, in an amendment hereto, or a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

To the extent that any proxy statement or Form 8-K is incorporated herein by reference, such incorporation shall not include any information contained in such proxy statement or Form 8-K which is not, pursuant to the SEC’s rules, deemed to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Item 6. Indemnification of Directors and Officers
Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide the Registrant with the power to indemnify any of its directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, the Registrant’s best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.
Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

The Registrant’s bylaws include an indemnification provision under which the Registrant has the power to indemnify, to the extent permitted under Nevada law, its current and former directors and officers, or any person who serves or served at the Registrant’s request for its benefit as a director or officer of another corporation or as the Registrant’s representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of the Registrant or any of its subsidiaries. The Registrant may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by the Registrant. If Section 2115 of the California General Corporation Law is applicable to the Registrant, the laws of California also will govern.

The Registrant’s articles of incorporation provide a limitation of liability such that no director or officer shall be personally liable to the Registrant or any of its stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

The Registrant has entered into separate indemnification agreements with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. The Registrant also maintains insurance policies that indemnify its directors and officers against various liabilities, including liabilities arising under the Securities Act, that might be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

Item 8.  Exhibits.

Exhibit No.	Description
5.1	Opinion of McDonald Carano Wilson LLP (filed herewith).
23.1	Consent of SingerLewak LLP (filed herewith).
23.2	Consent of McDonald Carano Wilson LLP (contained in Exhibit 5.1 to this Registration Statement and filed herewith).
24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on May 26, 2016.

WAFERGEN BIO-SYSTEMS, INC.

By:	/s/ MICHAEL P. HENIGHAN
Michael P. Henighan
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rolland Carlson and Michael P. Henighan and each of them his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S‑8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ ROLLAND CARLSON	Chief Executive Officer and President	May 26, 2016
Rolland Carlson	(Principal Executive Officer)

/s/ MICHAEL P. HENIGHAN	Chief Financial Officer and Vice President of Finance	May 26, 2016
Michael P. Henighan	(Principal Financial Officer and Principal Accounting Officer)

/s/ IVAN TRIFUNOVICH	Executive Chairman of the Board	May 26, 2016
Ivan Trifunovich

/s/ DR. R. DEAN HAUTAMAKI	Director	May 26, 2016
Dr. R. Dean Hautamaki

/s/ MAKOTO KANESHIRO	Director	May 26, 2016
Makoto Kaneshiro

/s/ JOEL KANTER	Director	May 26, 2016
Joel Kanter

/s/ WILLIAM MCKENZIE	Director	May 26, 2016
William McKenzie

/s/ ROBERT SCHUEREN	Director	May 26, 2016
Robert Schueren

INDEX TO EXHIBITS

Exhibit No.	Description
5.1	Opinion of McDonald Carano Wilson LLP (filed herewith).
23.1	Consent of SingerLewak LLP (filed herewith).
23.2	Consent of McDonald Carano Wilson LLP (contained in Exhibit 5.1 to this Registration Statement and filed herewith).
24.1	Power of Attorney (set forth on the signature page of this Registration Statement).